Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

One Manhattan West New York, NY 10001 ________ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

FIRM/AFFILIATE OFFICES

-----------

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

-----------

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

November 7, 2024
Assembly Biosciences, Inc. Two Tower Place, 7th Floor
South San Francisco, California 94080

Re:	Assembly Biosciences, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Assembly Biosciences, Inc., a Delaware corporation (the “Company”), in connection with the Open Market Sale AgreementSM, dated November 7, 2024 (the “Sale Agreement”), between you, as agent and/or principal, and the Company, relating to the issuance and sale by the Company to or through you, from time to time, of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, having an aggregate gross sales price of up to $75,000,000.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)
the registration statement on Form S-3 (File No. 333-270760) of the Company relating to the Shares and other securities of the Company filed on March 22, 2023 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”) allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant of Rule 430B of the Rules

901873.02-LACSR02A - MSW

Assembly Biosciences, Inc.

November 7, 2024

and Regulations, and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on April 14, 2023 (such registration statement being hereinafter referred to as the “Registration Statement”);
(b)
the prospectus, dated April 14, 2023 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;
(c)
the prospectus supplement, dated as of the date hereof (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations
(d)
an executed copy of the Sale Agreement;
(e)
an executed copy of a certificate of John O. Gunderson, Vice President, General Counsel and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);
(f)
a copy of the Company’s (i) Sixth Amended and Restated Certificate of Incorporation, as in effect from May 25, 2022 to February 9, 2024 and certified pursuant to the Secretary’s Certificate, and (ii) Sixth Amended and Restated Certificate of Incorporation, as amended, as in effect since February 9, 2024, and as in effect as of the date hereof, certified by the Secretary of State of the State of Delaware as of November 6, 2024 and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);
(g)
a copy of the Company’s Amended and Restated Bylaws as in effect since December 7, 2022 and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; and
(h)
a copy of certain resolutions of the Board of Directors of the Company, adopted on March 16, 2023 and August 28, 2024, and a copy of certain resolutions of the Pricing Committee of the Board of Directors of the Company, adopted on November 5, 2024, each certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and

Assembly Biosciences, Inc.

November 7, 2024

representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Certificate of Incorporation, the Secretary’s Certificate and the factual representations and warranties set forth in the Sale Agreement.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and sold in accordance with the Sale Agreement, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.001 per Share.

In addition, in rendering the foregoing opinions we have assumed that:

(a)
the Company’s issuance of the Shares does not and will not (i) except to the extent expressly stated in the opinions contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments), and we have further assumed that the Company will continue to have sufficient authorized shares of Common Stock; and
(b)
the Company’s authorized capital stock is as set forth in the Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Assembly Biosciences, Inc.

November 7, 2024

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP